Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports Third Quarter 2022 Financial Results
Record Net Revenues of $27.3 million and Record ITS revenues of $17.4 million
Operating Income increased $1.3 million and Net Income increased $0.9 million
Rochester Hills, Michigan, November 8, 2022 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the third quarter ended September 30, 2022.
Recent Events:

•November 3, 2022: Formed Wound Therapy Partnership with Sanara MedTech – delivering a complete wound care solution to improve patient outcomes and lower the cost of care.
•November 3, 2022: Signed distribution agreement with Cork Medical for their negative pressure wound therapy devices and supplies.

2022 Third Quarter Overview:
•Net revenues totaled $27.3 million, an increase of 3% vs. prior year.
◦Integrated Therapy Services ("ITS") net revenue was $17.4 million, an increase of 5% vs. prior year.
◦Durable Medical Equipment Services ("DME Services") net revenue was $9.9 million, a decrease of 1% vs. prior year.
•Gross profit was $16.2 million, an increase of 6% vs. prior year.
•Gross margin was 59.5%, an increase of 2.0% vs. prior year.
◦ITS gross margin was 65.6%, an increase of 1.8% vs. prior year.
◦DME Services gross margin was 48.7%, an increase of 1.7% vs. prior year.
•Operating income increased $1.3 million to $0.9 million vs. prior year.
•Net income of $0.4 million, or $0.02 per diluted share, an increase of $0.9 million vs. prior year.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $5.6 million, an increase of 2% vs. prior year.
•Net cash provided by operations was $13.0 million for the nine-month period, a decrease of 11% vs. the same prior year period.
Management Discussion

Richard DiIorio, CEO of InfuSystem, said, “The financial performance for the third quarter was solid with record revenue of $27.3 million and strong gross margin of 59.5%, which increased 202 basis points versus the comparable quarter last year. Our core ITS business was the primary driver of the current quarter’s results with record revenue of $17.4 million and a 184-basis point gross margin increase to 65.6%. Our DME Services revenue for the quarter was consistent with last year’s third quarter at $9.9 million and a 175-basis point gross margin increase to 48.7%. I am proud that our talented team continues to deliver industry-leading service levels, which we believe sets the stage for a strong business ramp going into 2023.”

“Our recently announced strategic partnership with Sanara MedTech significantly improves our wound care service offering, which we expect will help accelerate our growth initiatives and capture additional market share and revenue. Our vision is patient-focused and geared to providing solutions that promote healing, lower the cost of care and improve patient outcomes. The Sanara partnership provides complementary wound care solutions and products, expertise in the acute care setting and added experienced sales managers. These offerings, along with a new negative pressure wound therapy device from Cork Medical, gives us a complete line of advanced wound care products that can be used before, during or after therapy to promote healing throughout the continuum of care. Combined with InfuSystem’s turnkey solution, the partnership will soon be providing patients and providers leading-edge options for the treatment of chronic and acute wounds.”

“We believe that the unique service solutions offered by our two service platforms, ITS and DME Services, are well-positioned for long-term success. We continue to execute at a high level in both platforms, assisting our clients to effectively deliver acute care and efficiently facilitate clinic-to-home care. We are intensely focused on executing our strategic plan by supporting our patients and partners with a goal of delivering sustainable growth for years to come,” concluded Mr. DiIorio.

2022 Third Quarter Financial Review
Net revenues for the quarter ended September 30, 2022 were $27.3 million, an increase of $0.7 million, or 2.7%, compared to $26.6 million for the quarter ended September 30, 2021. The increase was attributable to the ITS segment.
ITS net revenue of $17.4 million increased $0.8 million, or 4.8%, during the third quarter of 2022 as compared to the prior year period. This increase was primarily attributable to additional treatment volume in Oncology and Pain Management and improved third party payer collections on billings. Pain Management net revenue increased by $0.3 million for the third quarter of 2022 as compared to the prior year third quarter due to additional sites of care added over the last year. The higher amount represented an increase of 37%.
DME Services net revenue of $9.9 million (exclusive of inter-segment revenues) decreased $0.1 million, or 0.8%, during the third quarter of 2022 as compared to the prior year period. This decrease was due to $0.8 million in lower medical equipment sales, partially offset by increases in revenues from equipment rentals totaling $0.5 million, or 13%, and higher biomedical services revenue which increased by $0.2 million, or 16%. Increased rental revenue reflected increased market demand carried over from the 2022 second quarter as customers looked to supplement their infusion pump fleets in the face of supply chain disruptions of disposable medical supplies used with certain model infusion pumps. The biomedical services revenue included initial amounts of revenue from a new master services agreement with a leading global healthcare technology and diagnostic company that was launched in April 2022.
Gross profit for the third quarter of 2022 of $16.2 million increased $1.0 million, or 6.3%, from $15.3 million for the third quarter of 2021. The increase was driven by the increase in net revenue and a higher gross profit percentage of net revenue ("gross margin"). Gross margin was 59.5% during the third quarter of 2022 as compared to 57.4% during the prior year, an increase of 2.0%. Gross margin increased in both the DME Services and ITS segments.
ITS gross profit was $11.4 million during the third quarter of 2022, representing an increase of $0.8 million compared to the prior year. The increase reflected the higher net revenues and a higher gross margin, which increased from the prior year by 1.8% to 65.6%. The increase in the gross margin reflected the improved third party payer collections on billings and improved coverage of fixed costs from the higher net revenue.
DME Services gross profit during the third quarter of 2022 was $4.8 million, representing an increase of $0.1 million, or 2.9%, compared to the prior year. This increase was due to an increase in the gross margin partially offset by lower net revenues. The DME Services gross margin was 48.7% during the current quarter, which was 1.7% higher than the prior year. This increase was the result of net revenue mix favoring higher margin products and improved biomedical technician labor productivity. The better net revenue mix is associated with higher equipment rental revenue, which has a higher gross margin percentage than other business lines in the DME Services segment, and lower equipment sales revenue, which has a lower gross margin. Improved biomedical technician labor productivity relates to a reduced amount of training time during the third quarter of 2022 as compared to 2021. During 2021, we hired and trained many new biomedical technicians in anticipation of increased biomedical services revenue volume.
Selling and marketing expenses were $2.9 million for both the third quarter of 2022 and 2021. Selling and marketing expenses as a percentage of net revenues decreased to 10.6% compared to the prior year period at 10.9%. This decrease reflected improved coverage of fixed costs from the higher net revenue.
General and administrative (“G&A”) expenses for the third quarter of 2022 were $11.8 million, an increase of 1.7% from $11.6 million for the third quarter of 2021. The increase of $0.2 million was due to $0.2 million in additional audit expenses associated with additional requirements to comply with the Sarbanes-Oxley Act of 2002, higher travel expenses and other increases including higher personnel wages, healthcare, information technology and general business expenses. These increases were partially offset by a decrease in stock-based compensation expense of $0.9 million. G&A expenses as a percentage of net revenues for the third quarter of 2022, decreased to 43.1% compared to 43.5% for the prior year mainly reflecting improved net revenue coverage of fixed costs.
Net income for the third quarter of 2022 was $0.4 million, or $0.02 per diluted share, compared to a net loss of $0.4 million, or $(0.02) per diluted share for the third quarter of 2021.
Adjusted EBITDA, a non-GAAP measure, for the third quarter of 2022 was $5.6 million, or 20.5% of net revenue, and increased by $0.1 million, or 2.0%, compared to Adjusted EBITDA for the same prior year quarter of $5.5 million, or 20.7% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the nine-month period ended September 30, 2022, operating cash flow decreased to $13.0 million, a $1.7 million or 11% decrease over operating cash flow during the same prior year nine-month period. The decrease reflected lower operating margins during the year but mainly in the first quarter of 2022. Capital expenditures, which include purchases of medical devices, totaled $11.0 million during the nine-month period of 2022 which was $0.8 million, or 8%, higher than the amount purchased during the same prior year period, an amount which was partially offset by higher proceeds from the sale of medical equipment which increased by $0.4 million. Additionally, during the nine-month period of 2022, $0.8 million was used to pay contingent consideration for OB Healthcare which was acquired in 2021 and $5.4 million was used to repurchase the Company's common stock under a stock repurchase plan authorized on June 30, 2021.
On February 5, 2021, the Company refinanced all of its existing bank debt under its 2015 Credit Agreement which, at the beginning of the 2021 first quarter, consisted of three term notes totaling $37.9 million and a $11.8 million undrawn revolving line of credit. The new 2021 Credit Agreement features a $75 million revolving line of credit, does not include any term indebtedness, and matures on the fifth anniversary of the refinancing date. The initial borrowing under the new facility of $30 million, along with $8.2 million of our available cash, was used to repay all outstanding obligations under the 2015 Credit Agreement. Also in February 2021, the Company entered into two interest rate swap agreements to fix the amount of interest expense for $20 million of the outstanding borrowings under the loans. As a result, available liquidity increased and debt service obligations were reduced substantially. As of September 30, 2022, available liquidity totaled $40.1 million and consisted of $39.7 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $0.4 million. Net debt, a non-GAAP measure (calculated as total debt of $34.5 million less cash and cash equivalents of $0.4 million) as of September 30, 2022 was $34.1 million representing an increase of $1.2 million as compared to net debt of $32.9 million as of December 31, 2021 (calculated as total debt of $33.1 million less cash and cash equivalents of $0.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 1.56 to 1.00 (calculated as net debt of $34.1 million divided by Adjusted EBITDA of $21.8 million).
Full Year 2022 Guidance

InfuSystem is estimating total revenue for the full year 2022 of approximately $112 million, which is at the low end of the previously stated guidance of 10% to 13% of revenue growth for 2022. Additionally, Adjusted EBITDA (non-GAAP) for the full year 2022 is estimated to be approximately $22 million, with Adjusted EBITDA margin in the range of 19% to 20%.

The full year 2022 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA from medical equipment sales opportunities included in our current sales pipeline. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2021, filed on March 15, 2022. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call
The Company will conduct a conference call for all interested investors on Tuesday, November 8, 2022, at 9:00 a.m. Eastern Time to discuss its third quarter 2022 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.
To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 5564226, through November 15, 2022.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures.

About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended September 30, 2022 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, supply chain disruptions, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2022	2021	2022	2021

Net revenues	$27,279	$26,566	$81,084	$75,863
Cost of revenues	11,060	11,308	34,597	30,979
Gross profit	16,219	15,258	46,487	44,884

Selling, general and administrative expenses:
Provision for doubtful accounts	(90)	10	(84)	(99)
Amortization of intangibles	704	1,125	2,125	3,264
Selling and marketing	2,894	2,908	9,296	7,964
General and administrative	11,768	11,566	34,525	32,537

Total selling, general and administrative	15,276	15,609	45,862	43,666

Operating income (loss)	943	(351)	625	1,218
Other expense:
Interest expense	(385)	(270)	(976)	(909)
Other expense	(11)	(44)	(69)	(150)

Income (Loss) before income taxes	547	(665)	(420)	159
(Provision for) benefit from income taxes	(104)	217	331	874
Net income (loss)	$443	$(448)	$(89)	$1,033
Net income (loss) per share:
Basic	$0.02	$(0.02)	$—	$0.05
Diluted	$0.02	$(0.02)	$—	$0.05
Weighted average shares outstanding:
Basic	20,683,366	20,577,886	20,625,826	20,468,842
Diluted	21,452,483	20,577,886	20,625,826	21,995,216

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended September 30,		Better/ (Worse)
(in thousands)	2022	2021

Net revenues:
ITS	$17,375	$16,581	$794
DME Services (inclusive of inter-segment revenues)	11,514	11,425	89
Less: elimination of inter-segment revenues	(1,610)	(1,440)	(170)
Total	27,279	26,566	713
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	11,400	10,574	826
DME Services	4,819	4,684	135
Total	$16,219	$15,258	$961
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Nine Months Ended September 30,		Better/ (Worse)
(in thousands)	2022	2021

Net revenues:
ITS	$51,260	$48,826	$2,434
DME Services (inclusive of inter-segment revenues)	34,684	31,521	3,163
Less: elimination of inter-segment revenues	(4,860)	(4,484)	(376)
Total	81,084	75,863	5,221
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	32,251	31,028	1,223
DME Services	14,236	13,856	380
Total	$46,487	$44,884	$1,603
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA, NET INCOME (LOSS) MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021

GAAP net income (loss)	$443	$(448)	$(89)	$1,033
Adjustments:
Interest expense	385	270	976	909
Income tax provision (benefit)	104	(217)	(331)	(874)
Depreciation	2,736	2,615	8,131	7,705
Amortization	704	1,125	2,125	3,264

Non-GAAP EBITDA	$4,372	$3,345	$10,812	$12,037

Stock compensation costs	1,066	1,955	3,236	4,962
Medical equipment reserve (1)	85	68	976	482
Acquisition costs	—	7	—	154
SOX readiness costs	—	68	110	86
Management reorganization/transition costs	19	6	56	34
Certain other non-recurring costs	62	46	82	(221)

Non-GAAP Adjusted EBITDA	$5,604	$5,495	$15,272	$17,534

GAAP Net Revenues	$27,279	$26,566	$81,084	$75,863
Net Income (Loss) Margin (2)	1.6%	(1.7)%	(0.1)%	1.4%
Non-GAAP Adjusted EBITDA Margin (3)	20.5%	20.7%	18.8%	23.1%
(1)Amounts represent a non-cash expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Net Income (Loss) Margin is defined as GAAP Net (Loss) Income as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$363	$186
Accounts receivable, net	16,112	15,405
Inventories	4,861	3,939
Other current assets	2,311	2,535

Total current assets	23,647	22,065
Medical equipment for sale or rental	2,843	1,742
Medical equipment in rental service, net of accumulated depreciation	39,202	39,871
Property & equipment, net of accumulated depreciation	4,211	4,523
Goodwill	3,710	3,710
Intangible assets, net	8,805	10,930
Operating lease right of use assets	4,441	4,241
Deferred income taxes	9,941	10,033
Other assets	2,181	471

Total assets	$98,981	$97,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,648	$7,862
Current portion of long-term debt	—	349
Other current liabilities	6,086	4,685

Total current liabilities	12,734	12,896
Long-term debt, net of current portion	34,461	32,748
Operating lease liabilities, net of current portion	3,979	3,670

Total liabilities	51,174	49,314

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,670,049 issued and outstanding as of September 30, 2022 and 20,699,546 issued and outstanding as of December 31, 2021	2	2
Additional paid-in capital	105,557	101,905
Accumulated other comprehensive income	1,599	268
Retained deficit	(59,351)	(53,903)

Total stockholders’ equity	47,807	48,272

Total liabilities and stockholders’ equity	$98,981	$97,586

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2022	2021

OPERATING ACTIVITIES
Net (loss) income	$(89)	$1,033
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	(84)	(99)
Depreciation	8,131	7,705
Loss on disposal of and reserve adjustments for medical equipment	1,450	848
Gain on sale of medical equipment	(1,348)	(1,588)
Amortization of intangible assets	2,125	3,264
Amortization of deferred debt issuance costs	55	132
Stock-based compensation	3,236	4,962
Deferred income taxes	(331)	(875)
Changes in assets - (increase)/decrease:
Accounts receivable	(607)	217
Inventories	(922)	(630)
Other current assets	224	251
Other assets	(89)	(102)
Changes in liabilities - increase/(decrease):
Accounts payable and other liabilities	1,200	(513)
NET CASH PROVIDED BY OPERATING ACTIVITIES	12,951	14,605

INVESTING ACTIVITIES
Acquisition of business	—	(7,650)
Purchase of medical equipment	(10,452)	(9,645)
Purchase of property and equipment	(571)	(607)
Proceeds from sale of medical equipment, property and equipment	2,597	2,214
NET CASH USED IN INVESTING ACTIVITIES	(8,426)	(15,688)

FINANCING ACTIVITIES
Principal payments on long-term debt	(31,089)	(69,306)
Cash proceeds from long-term debt	32,398	61,654
Debt issuance costs	—	(386)
Cash payment of contingent consideration	(750)	—
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(698)	(1,141)
Common stock repurchased as part of share repurchase program	(5,359)	—
Cash proceeds from stock plans	1,150	779
NET CASH USED IN FINANCING ACTIVITIES	(4,348)	(8,400)

Net change in cash and cash equivalents	177	(9,483)
Cash and cash equivalents, beginning of period	186	9,648
Cash and cash equivalents, end of period	$363	$165